                               CITIZENS BANK, FSB
                              POST OFFICE BOX 1929
                             401 WEST INNES STREET
                      SALISBURY, NORTH CAROLINA 28145-1929
                                 (704) 633-2341


                       ---------------------------------
                         NOTICE OF SPECIAL MEETING OF
                                    MEMBERS
                        TO BE HELD ON DECEMBER 10, 1998
                       ---------------------------------


     NOTICE IS HEREBY GIVEN, that a special meeting (the "Special Meeting") of the members of Citizens Bank, FSB (the "Bank") will be held at the Bank's office at 401 West Innes Street, Salisbury, North Carolina on December 10, 1998 at 7:00 p.m., Eastern Time, to consider and vote upon:

     1. The Plan of Conversion (the "Plan of Conversion") pursuant to which, among other things, (i) the Bank will convert from a federally-chartered savings bank organized in mutual form to a federally-chartered savings bank organized in stock form (the "Conversion"), and in connection therewith will adopt a federal stock savings bank charter and bylaws, (ii) the Bank will sell its capital stock to Innes Street Financial Corporation (the "Company"), a North Carolina corporation, and become the wholly-owned subsidiary of the Company, and (iii) the Company will offer and sell shares of its common stock in a Subscription Offering and, if necessary, in a Community Offering and a Syndicated Community Offering, all as more specifically set forth in the Plan of Conversion; and

     2. Such other business as may relate to the purposes set forth in this Notice of Special Meeting and properly come before the meeting and any adjournment(s) thereof. Management is not aware of any such other business.

     The Board of Directors has fixed the close of business on October 30, 1998 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting and at any adjournment(s) thereof. Members of the Bank of record as of the close of business on that date who cease to be members prior to the date of the Special Meeting will not be entitled to vote at the Special Meeting. Approval of the Plan of Conversion requires the affirmative vote, cast in person or by proxy, of a majority of the total outstanding votes entitled to be cast by voting members at the Special Meeting. A copy of the Plan of Conversion is attached to this Summary Proxy Statement as Attachment I.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Ralphelle S. Butler
                              Secretary

Salisbury, North Carolina
November 12, 1998

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING AND MAY AVOID THE COST OF ADDITIONAL COMMUNICATIONS. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY DELIVERING A WRITTEN INSTRUMENT TO SUCH EFFECT TO THE SECRETARY OF THE BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY DELIVERING TO THE SECRETARY OF THE BANK PRIOR TO THE SPECIAL MEETING A DULY EXECUTED PROXY BEARING A LATER DATE. PROPERLY COMPLETED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED THEREON, OR IF NO INSTRUCTIONS ARE INDICATED, FOR APPROVAL OF THE PLAN OF CONVERSION.
           ---

     YOUR PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK. THE BANK'S BOARD OF DIRECTORS RECOMMENDS THAT VOTING MEMBERS VOTE FOR APPROVAL OF THE PLAN OF CONVERSION. FAILURE TO VOTE IN PERSON OR BY PROXY WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF
          -------
CONVERSION WILL NOT OBLIGATE ANY PERSON TO PURCHASE COMMON STOCK, AND VOTING AGAINST THE PLAN OF CONVERSION OR A FAILURE TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

     THE ENCLOSED PROXY IS SOLICITED FOR THIS SPECIAL MEETING ONLY, AND ANY ADJOURNMENT(S) THEREOF, AND WILL NOT BE USED FOR ANY OTHER MEETING. NO PREVIOUSLY PROVIDED GENERAL PROXIES WILL BE VOTED AT THE SPECIAL MEETING FOR APPROVAL OF THE PLAN OF CONVERSION.

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----

Purpose of the Special Meeting.....................................    1
Information Relating to Voting at the Special Meeting..............    2
Recommendation of Management.......................................    3
The Conversion.....................................................    4
Stock Purchases by Directors and Executive Officers................   22
Benefits to Directors and Employees................................   24
Use of Proceeds....................................................   31
Dividend Policy....................................................   33
Market for Common Stock............................................   34
Registration Requirements..........................................   34
Additional Information and Order Forms.............................   34
Glossary...........................................................  A-1


     Please see the Glossary beginning on page A-1 for the meaning of capitalized terms that are not defined in this document.








     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. SUCH OFFERS ARE MADE ONLY BY THE PROSPECTUS.

                              CITIZENS BANK, FSB

                     -------------------------------------
                                 SUMMARY PROXY
                                   STATEMENT
                     -------------------------------------

          SPECIAL MEETING OF MEMBERS TO BE HELD ON DECEMBER 10, 1998


                        PURPOSE OF THE SPECIAL MEETING

     This Summary Proxy Statement (the "Proxy Statement") is being furnished to you in connection with the solicitation by the Board of Directors of Citizens Bank, FSB (the "Bank") of proxies to be voted at a special meeting of members (the "Special Meeting") to be held at the Bank's office at 401 West Innes Street, Salisbury, North Carolina on December 10, 1998 at 7:00 p.m., Eastern Time.

     The Special Meeting will be held for the purpose of considering and voting upon the proposed Plan of Conversion approved by the Board of Directors of the Bank on September 10, 1998 (the "Plan of Conversion"), which provides for the adoption by the Bank of a federal stock savings bank charter and bylaws. If the Plan of Conversion is approved by a majority of the total votes eligible to be cast and if certain other conditions are satisfied, the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, and the Bank will become the wholly-owned subsidiary of Innes Street Financial Corporation (the "Company"), a North Carolina corporation formed by the Bank to own all of the stock of the Bank issued pursuant to the Plan of Conversion (the "Conversion"). The proposed Plan of Conversion is attached to this Proxy Statement as Attachment I. For a description of the Conversion, see "THE CONVERSION."

     This Proxy Statement is dated November 12, 1998, and is first being mailed to members of the Bank, together with the Prospectus dated November 12, 1998 (the "Prospectus"), on or about November 12, 1998.

     The following information is not complete and is qualified in its entirety by the Plan of Conversion, which is attached to this Proxy Statement, the information contained in this Proxy Statement and the information and financial statements and accompanying notes contained in the Prospectus which accompanies this Proxy Statement.

INNES STREET FINANCIAL CORPORATION

     The Company was incorporated on July 6, 1998 as a North Carolina corporation to acquire all of the capital stock that the Bank will issue upon its Conversion from the mutual to stock form of ownership. The Company has not as yet engaged in any business. Upon completion of the Conversion, its business initially will consist solely of owning the Bank and investing the proceeds of the Conversion that are retained by the Company. The Company has received the approval of the Office of Thrift Supervision (the "OTS") to acquire the Bank.

     The executive office of the Company is located at 401 West Innes Street, Salisbury, North Carolina, and its telephone number is (704) 633-2341.

CITIZENS BANK, FSB

     The Bank, which has been in operation since 1907, converted from a North Carolina-chartered mutual savings bank to a federally-chartered mutual savings bank effective September 2, 1998. The Bank offers a variety of financial services to meet the needs of the communities it serves from its three full service offices located in Salisbury, Statesville and Rockwell, North Carolina. The Bank is a member of the FHLB system and its deposits are federally insured by the FDIC under the SAIF to the maximum amount permitted by law. The Bank emphasizes residential mortgage lending, primarily originating one-to-four-family mortgage loans in its primary market area, consisting of communities within a 10-mile radius of its offices and includes portions of Rowan and Iredell Counties, North Carolina. The Bank also makes home equity loans, nonresidential loans, multi-family residential loans, construction and development loans, commercial loans and consumer loans. The Bank sells a portion of its loan production into the secondary market to reduce its interest rate risk exposure. At June 30, 1998, the Bank had total assets of $192.7 million, deposits of $159.8 million, and equity of $15.6 million.


             INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

     The Board of Directors of the Bank has fixed the close of business on October 30, 1998 (the "Voting Record Date") as the record date for determining the members entitled to notice of and to vote at the Special Meeting. The Bank's depositors (including beneficial owners of Individual Retirement Accounts ("IRAs") or Keogh accounts) are members of the Bank entitled to vote under its current Charter and Bylaws. The legal owners of other fiduciary accounts, rather than the beneficial owners, will be treated as the member entitled to cast the votes for such account, unless the trust agreement or any other agreement relating to the fiduciary's authority provides otherwise.

     At the Special Meeting, each depositor member (including IRA and Keogh account beneficiaries) will be entitled to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Bank, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion.

     Any number of members represented in person or by proxy at the Special Meeting will constitute a quorum for the transaction of business. The affirmative vote of at least a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting is required for approval of the Plan of Conversion. As of the Voting Record Date, the Bank's records disclose that there were _______________ votes entitled to be cast at the Special Meeting, of which ____________________ votes would represent a majority.

     Members may vote at the Special Meeting in person or by proxy. Each proxy solicited hereby, if properly executed, duly returned by the date of the Special Meeting, and not revoked prior to or at the Special Meeting, will be voted at the Special Meeting in accordance with the member's instructions indicated thereon. IF NO VOTING INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE PROXY WILL BE VOTED FOR THE PLAN OF CONVERSION. If any other matters are properly
              ---
presented before the Special Meeting, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxyholders named therein. Management of the Bank is not aware of any other business to be presented at the Special Meeting.

     Any member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Bank before or at the Special Meeting either a written revocation of the proxy or by delivering to the Secretary of the Bank prior to the Special Meeting a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Proxies are being solicited only for use at the Special Meeting and any and all adjournments thereof and will not be used for any other meeting. No previously provided general proxies will be voted at the Special Meeting for approval of the Plan of Conversion.

     The Board of Directors' solicitation of proxies for the Special Meeting is being made by means of this Proxy Statement. It may be followed by further letters and personal calls to members by employees or agents of the Bank. All costs of this proxy solicitation will be paid by the Bank.

     The directors and executive officers of the Bank were entitled to cast _________________ votes as of the Voting Record Date for the Special Meeting.


                          RECOMMENDATION OF MANAGEMENT

     THE BOARD OF DIRECTORS OF THE BANK RECOMMENDS THAT YOU VOTE FOR THE PLAN OF
                                                                 ---
CONVERSION.

     THE DIRECTORS AND CERTAIN OFFICERS OF THE BANK HAVE A PERSONAL INTEREST IN THE APPROVAL OF THE CONVERSION TO THE EXTENT THAT THEY WILL RECEIVE CERTAIN BENEFITS AS A RESULT OF THE CONVERSION. SEE "BENEFITS TO DIRECTORS AND EMPLOYEES" IN THIS PROXY STATEMENT AND "MANAGEMENT OF THE BANK" IN THE PROSPECTUS.

     FAILURE TO VOTE IN FAVOR OF THE PLAN OF CONVERSION, IN PERSON OR BY PROXY, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN OF CONVERSION. VOTING IN
                                    -------
FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY PERSON TO SUBSCRIBE FOR THE PURCHASE OF ANY STOCK, AND VOTING AGAINST THE PLAN OR FAILING TO VOTE WILL NOT PRECLUDE ANY SUCH PURCHASE.

                                 THE CONVERSION

THE BOARD OF DIRECTORS OF THE BANK HAS ADOPTED AND THE OTS HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF THE BANK AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE OTS DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

GENERAL

     The Bank was organized and has operated as a traditional savings and loan association. It recognizes that the banking and financial services industries are in the process of fundamental change, reflecting changes in the local, national and international economies, technological changes and changes in state and federal laws. As a result, for several years the Bank has been studying the environment in which it operates and its strategic options.

     As a result of its study of its strategic options, the Bank adopted the Plan of Conversion. The Bank believes that converting the bank from the mutual to stock form and organizing the Company will provide increased flexibility for the Bank and the Company to react to changes in their operating environment, regardless of the strategies ultimately chosen.

     The existing management of the Bank and the Company believes that at this time it is in the best interests of the Bank, the Company and the stockholders of the Company for the Company to remain an independent financial institution. Assuming the consummation of the Conversion, the Company and the Bank intend to pursue the business strategy described in this Prospectus with the goal of enhancing shareholder value over the long term. Neither the Company nor the Bank has any existing plan to consider any business combination, and neither has any agreement or understanding with respect to any possible business combination.

     The Board of Director's adoption of the Plan of Conversion is subject to approval by the members of the Bank and receipt of required regulatory approvals. Pursuant to the Plan of Conversion, the Bank will be converted from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and will become a wholly-owned subsidiary of the Company. The Company will issue the Common Stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. By letter dated October 29, 1998, the OTS approved the Bank's application for Conversion, subject to approval of the Plan of Conversion by the members of the Bank and satisfaction of certain other conditions. The Special Meeting will be held on December 10, 1998 for the purpose of considering approval of the Plan of Conversion.

     THE FOLLOWING IS A SUMMARY OF ALL MATERIAL PROVISIONS OF THE PLAN OF CONVERSION. IT IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE PLAN OF CONVERSION, WHICH CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS OF THE CONVERSION. THE PLAN OF CONVERSION IS ATTACHED AS ATTACHMENT I TO THE BANK'S PROXY STATEMENT FOR THE SPECIAL MEETING WHICH HAS BEEN DELIVERED TO ANYONE WHO RECEIVES A PROSPECTUS. THE PLAN OF CONVERSION CAN ALSO BE OBTAINED BY WRITTEN REQUEST FROM THE BANK. See "ADDITIONAL INFORMATION AND ORDER FORMS."

PURPOSES OF CONVERSION

     The Bank, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, the Bank will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a federally-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future and performance of the Bank, including (i) a larger capital base for the Bank's operations, (ii) an enhanced future access to capital markets and (iii) an opportunity for depositors of the Bank to become stockholders of the Company.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Articles of Incorporation will permit the Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Company and the Bank. See "MANAGEMENT OF THE BANK --Stock Based Benefits" in the Prospectus.

     Formation of the Company will provide greater flexibility than the Bank would otherwise have to expand and diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current plans, arrangements, understandings or agreements regarding any such business combinations.

EFFECTS OF CONVERSION

     GENERAL. Each person with a deposit account in the Bank has pro rata rights, based upon the balance in his or her account, in the net worth of the Bank upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, the Bank's depositors can realize value with respect to their interests only in the unlikely event that the Bank is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

     Upon the Bank's Conversion, its Charter will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of the Bank. THE CAPITAL STOCK WILL BE SEPARATE AND APART FROM DEPOSIT ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC, ANY OTHER GOVERNMENTAL ENTITY, THE COMPANY OR THE BANK. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of the Bank will be acquired by the Company, which in turn will issue its Common Stock to purchasers in the Conversion. The stock certificates issued by the Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at the Bank.

     VOTING RIGHTS. Under the Bank's current Charter, deposit account holders have voting rights with respect to certain matters relating to the Bank, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to the Bank and will therefore not be able to elect directors of the Bank or control its affairs; (ii) voting rights with respect to the Bank will be vested in the Company as the sole stockholder of the Bank; and (iii) voting rights with respect to the Company will be vested in the Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK" in the Prospectus.

     DEPOSIT ACCOUNTS AND LOANS. The account balances, interest rates and other terms of deposit accounts at the Bank and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs the Bank to withdraw funds to pay for his or her Common Stock). Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with the Bank.

     CONTINUITY. The Bank will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its offices operated by the existing management and employees of the Bank.

     LIQUIDATION RIGHTS. In the unlikely event of a complete liquidation of the Bank, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

     Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Bank, each holder of a deposit account in the Bank in its present mutual form would receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

     Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Bank, would have a claim of the same general priority as the claims of all other general creditors of the Bank in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Bank above that amount.

     The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders (i.e., eligible depositors at December 31, 1996) and Supplemental Eligible Account Holders (eligible depositors at September 30,
1998) in an amount equal to the net worth of the Bank as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the sale of shares of Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date. An Eligible Account Holder and Supplemental Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on December 31, 1996 and September 30, 1998, respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such dates. However, if the amount in the deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder on any annual closing date of the Bank is less than the lowest amount in such account on December 31, 1996 or September 30, 1998 and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

     In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion.

     Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Company as the sole stockholder of the Bank.

     No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account. In any such transactions, the liquidation account would be assumed by the surviving institution.

     INCOME TAX CONSEQUENCES. The Bank has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to the Bank and no gain or loss will be recognized by the Bank either in its mutual or stock form; (ii) no gain or loss will be recognized by the Bank upon the purchase of the Bank's stock by the Company or upon the sale by the Company of its Common Stock; (iii) no gain or loss will be recognized by the Bank's depositors with respect to their deposit accounts at the Bank as a consequence of the Conversion; (iv) the tax basis of depositors' deposit accounts at the Bank will not be changed as a result of the Conversion; (v) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of the Bank upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vi) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account;
(vii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (viii) the tax basis of interests in the Liquidation Account will be zero. The Bank has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

     Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. The Bank has been advised by Ferguson that, in its opinion, the Subscription Rights will not have any ascertainable value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of Ferguson is not binding on the IRS and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.

     No legal opinion has been or will be received with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental

Eligible Account Holders, Other Members, other recipients of Subscription Rights or purchasers of Common Stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the Subscription Rights.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

     COMMON STOCK. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Description of Capital Stock." COMMON STOCK ISSUED UNDER THE PLAN OF CONVERSION CANNOT, AND WILL NOT, BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

     THE BANK WILL CONTINUE, IMMEDIATELY AFTER COMPLETION OF THE CONVERSION, TO PROVIDE ITS SERVICES TO DEPOSITORS AND BORROWERS PURSUANT TO ITS EXISTING POLICIES AND WILL RETAIN THE EXISTING MANAGEMENT AND EMPLOYEES OF THE BANK. OTHER THAN FOR PAYMENT OF CERTAIN EXPENSES INCIDENT TO THE CONVERSION, NO ASSETS OF THE BANK WILL BE DISTRIBUTED IN THE CONVERSION. THE BANK WILL CONTINUE TO BE A MEMBER OF THE FHLB SYSTEM, AND ITS DEPOSIT ACCOUNTS WILL CONTINUE TO BE INSURED BY THE FDIC UP TO APPLICABLE LIMITS. THE AFFAIRS OF THE BANK WILL CONTINUE TO BE DIRECTED BY THE EXISTING BOARD OF DIRECTORS AND MANAGEMENT.

OFFERING OF COMMON STOCK

     As part of the Conversion, the Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering." In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with priority being given to natural persons residing or located in the Local Community and trusts, including IRAs, Keogh accounts and similar retirement accounts, established for the benefit of natural persons who are residents of the Local Community. See "-- Community Offering." If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may be offered for sale to the general public through a syndicate of registered broker-dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Company in the sale of the Common Stock. See "-- Syndicated Community Offering." The Plan of Conversion requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Estimated Valuation Range which is established in connection with the Conversion; provided, however, with the consent of the OTS the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Estimated Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "-- Purchase Price of Common Stock and Number of Shares Offered." If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Estimated Valuation Range is not subscribed for in the Subscription and Community Offering, the Company will consult with the OTS to determine an appropriate alternative method of selling all shares of Common Stock offered in the Conversion and not subscribed for in the Offering. The same per share price ($10.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offering.


     The Subscription Offering will expire at the Expiration Time, which is 12:00 noon, Eastern Time, on December 8, 1998, unless, with the approval of the OTS, the Offering period is extended by the

Company and the Bank. The Community Offering, if any, may begin at any time after the Subscription Offering begins and will terminate at the Expiration Time or at any time thereafter, but not later than January 25, 1999, unless extended with the approval of the OTS. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offering, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the federal conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the OTS. In the event such an extension is approved, subscribers would be resolicited and would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. If a subscriber fails to respond to the resolicitation by the end of the resolicitation period, the subscription of such subscriber will be canceled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such solicitation will be by means of an amended prospectus filed with the SEC. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion.

     The commencement and completion of any required Community or Syndicated Community Offering may be subject to market conditions and other factors beyond the Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced at any particular time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the Offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan of Conversion requires that the Conversion be completed within 24 months after the date of approval of the Plan of Conversion by the Bank's members.

SUBSCRIPTION OFFERING

     In accordance with OTS conversion regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (savings account holders (including all types of demand deposit accounts) of the Bank maintaining an aggregate balance of $50 or more as of December 31, 1996), provided, however, that the ESOP shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range, (2) the ESOP; provided, however, that the ESOP shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range, (3) Supplemental Eligible Account Holders (savings account holders (including all types of demand deposit accounts) of the Bank maintaining a balance of $50 or more as of September 30, 1998), (4) Other Members (depositors of the Bank and borrowers of the Bank at the close of business on October 30, 1998, the voting record date for the Special Meeting) and (5) officers, directors and employees of the Bank. All subscriptions received will be subject to the availability of the Company's Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. See "-- Minimum and Maximum Purchase Limitations."

     ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the greater of $600,000 of Common Stock, one-tenth of one percent of the total offering of Common Stock or 15 times the product

(rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders. Subscription Rights received by officers and directors in this category based on their increased deposits in the Bank in the one-year period preceding December 31, 1996 are subordinated to the Subscription Rights of other Eligible Account Holders.

     ESOP. The ESOP has been granted, without payment therefore, Subscription Rights to purchase a number of shares equal to 8% of the aggregate number of shares issued in the Conversion on a second priority basis. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. In the event the number of shares offered in the Conversion is increased above the maximum of the Estimated Valuation Range, the ESOP shall have a first priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the Common Stock. However, the ESOP may purchase all or part of its shares in the open market after the consummation of the Conversion.

     SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted without payment therefore, non-transferable Subscription Rights to purchase Common Stock up to the greater of $600,000 of Common Stock, one-tenth of one percent of the total offering of Common Stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

     OTHER MEMBERS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, Other Members, other than Eligible Account Holders and Supplemental Eligible Account Holders, have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the greater of $600,000 of Common Stock or one-tenth of one percent of the total offering of Common Stock in the Conversion. If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members in the proportion that the number of votes eligible to be cast by each Other Member bears to the total number of votes eligible to be cast at the Special Meeting by all Other Members whose subscriptions remain unsatisfied.

     EMPLOYEES, OFFICERS AND DIRECTORS. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, the Bank's employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to $600,000, so long as the aggregate of such purchases does not exceed 21% of the shares of Common Stock issued in the Conversion. If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

COMMUNITY OFFERING

     Any shares of Common Stock which remain unsubscribed for in the Subscription Offering may be offered by the Company to members of the general public in the Community Offering, which may commence at any time after commencement of the Subscription Offering, with priority given to natural persons and trusts of natural persons residing or located in Rowan and Iredell Counties in North Carolina (the "Local Community"), including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community. The Community Offering may terminate at the Expiration Time or at any time thereafter, but no later than January 25, 1999, unless further extended with the consent of the OTS. The Offerings may not be extended beyond December 10, 2000. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING IS SUBJECT TO THE RIGHT OF THE BANK AND THE COMPANY, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS, IN WHOLE OR IN PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE TERMINATION OF THE COMMUNITY OFFERING. In the event the Bank and the Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at the Bank's passbook savings rate.

     In the event that subscriptions by subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in the Local Community, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of the Local Community ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by the Bank and the Company) prior to any allocation to other subscribers in the Community Offering.

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by the Bank and the Company in the entire amount of such order up to a number of shares no greater than 60,000 shares, which number shall be determined by the Board of Directors of the Bank prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by other subscribers in the Community Offering, in the event shares are available for such subscribers but there is an oversubscription by them.

     IN ORDER TO ENSURE PROPER ALLOCATION OF SHARES IN THE EVENT OF AN OVERSUBSCRIPTION, IT IS THE RESPONSIBILITY OF SUBSCRIBERS IN THE COMMUNITY OFFERING TO PROVIDE CORRECT ADDRESSES OF RESIDENCE ON THE ORDER FORMS.



SYNDICATED COMMUNITY OFFERING

     The Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offering, if any, may be offered for sale to the general public in a Syndicated Community Offering through Selected Dealers managed by Trident Securities acting as agent of the Company in the sale of the Common Stock. THE COMPANY AND THE BANK HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $10.00 per share which is the same price as all other shares being offered in the Conversion. No person will be permitted to subscribe in the Syndicated Community Offering for shares of Common Stock with an aggregate purchase price of more than $600,000.

     It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if Trident Securities and the Company believe that enough indications and orders have been received in the Offering to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Company established for each Selected Dealer. After payment has been received by the Company from Selected Dealers, funds will earn interest at the Bank's passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds will be returned promptly with interest to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of the Bank and the Company, but in no case later than January 25, 1999, unless further extended with the consent of the OTS. The Offering may not be extended beyond December 10, 2000.

PROSPECTUS DELIVERY

     To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed later than five days or hand delivered any later than two days prior to the Expiration Time. Execution of the Order Form will confirm receipt or delivery of a Prospectus in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus. Neither the Company, the Bank, nor Trident Securities is obligated to deliver a Prospectus and an Order Form by any means other than the U.S. Postal Service.

FRACTIONAL SHARES

     In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at the Bank's passbook savings rate, and amounts designated for withdrawal from deposit accounts will be released.

PURCHASE PRICE OF COMMON STOCK AND NUMBER OF SHARES OFFERED

     The purchase price of shares of Common Stock sold in the Offerings will be $10.00 per share. The purchase price was determined by the Boards of Directors of the Company and the Bank in consultation with the Bank's financial advisor and sales agent, Trident Securities, and was based upon a number of factors, including the market price per share of stock of other thrift institutions. The OTS regulations governing conversions of federally-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Estimated Valuation Range which is established by an independent appraisal in the Conversion and is described below; provided, however, that with the consent of the OTS the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Estimated Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial condition following commencement of the Subscription Offering.

     OTS rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the Conversion pursuant to its business plan.

     The Bank has retained Ferguson, an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of the Bank and the Company and to assist the Bank in preparing a business plan. For its services in determining such valuation and assisting with the business plan, Ferguson will receive an aggregate fee of $29,000 and will be reimbursed for its out-of-pocket expenses.

     Ferguson has informed the Bank that its appraisal has been made in reliance upon the information contained in this Prospectus, including the financial statements of the Bank. Ferguson has further informed the Bank that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Company and the Bank; (ii) the economic and demographic conditions in the Bank's existing market area; (iii) certain historical, financial and other information relating to the Bank; (iv) the proposed dividend policy of the Company; (v) a comparative evaluation of the operating and financial statistics of the Bank with those of other savings institutions; (vi) the aggregate size of the Offering of the Common Stock; and (vii) the trading market for the securities of institutions Ferguson believes to be comparable in relevant respects to the Company and the Bank and general conditions in the markets for such securities. In addition, Ferguson has advised the Bank that it has considered the effect of the Conversion on the net worth and earnings potential of the Company and the Bank.

     On the basis of its consideration of the above factors, Ferguson has advised the Bank that, in its opinion, at October 16, 1998, the Estimated Valuation Range of the Bank and the Company was from a minimum of $14,450,000 to a maximum of $19,550,000, with a midpoint of $17,000,000. Based upon such valuation and a purchase price for shares offered in the Conversion of $10.00 per share, the number of shares to be offered ranges from a minimum of 1,445,000 shares to a maximum of 1,955,000 shares, with a midpoint of 1,700,000 shares.


     The Board of Directors of the Bank has reviewed the methodology and assumptions used by Ferguson in preparing the appraisal and has determined that the Estimated Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

     Upon completion of the Offerings, Ferguson will confirm or update its valuation of the estimated aggregate pro forma market value of the Bank and the Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

     With the consent of the OTS, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Estimated Valuation Range, or to $22,482,500 (2,248,250 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. In addition, it is possible that the Company would issue an additional 3% of the total shares sold under certain circumstances involving an improper allocation of shares in the Conversion.

     No sale of shares of Common Stock may be consummated unless, after the expiration of the offering period, Ferguson confirms to the Bank, the Company and the OTS, that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Ferguson to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of the Bank and the Company at the conclusion of the Offering. If the aggregate pro forma market value of the Bank and the Company as of such date is within the Estimated Valuation Range (or, with the consent of the OTS, not more than 15% above the maximum of the Estimated Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of the Bank and the Company so that the aggregate pro forma market value is below the minimum of the Estimated Valuation Range or more than 15% above the maximum of the Estimated Valuation Range, a resolicitation of subscribers may be made based upon a new Estimated Valuation Range, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken.

     In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be canceled, funds submitted with the subscription will be refunded promptly with interest at the Bank's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of the Conversion. If the Plan of Conversion is terminated, all funds will be returned promptly with interest at the Bank's passbook savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Offering."

     THE VALUATION BY FERGUSON IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING COMMON STOCK. FERGUSON DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FERGUSON VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK OR THE COMPANY. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SHARES AT PRICES IN THE RANGE OF THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE THEREOF.

     A copy of the complete appraisal by Ferguson is on file and available for inspection at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. A copy is also available for inspection at the Stock Information Center, 401 West Innes Street, Salisbury, North Carolina 28144. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the Common Stock offered hereby. See "ADDITIONAL INFORMATION AND ORDER FORMS."

EXERCISE OF SUBSCRIPTION RIGHTS AND PURCHASES IN THE OFFERING

     In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, the original signed Order Form (including an original signed form of certification) and the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more of the Bank's deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by the Bank by the Expiration Time, which is 12:00 noon, Eastern Time, on December 8, 1998. Subscription Rights (i) for which the Bank does not receive original signed Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not the Bank has been able to locate the persons entitled to such rights. In order to purchase in the Community Offering, the Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more of the Bank's deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by the Bank prior to the time the Community Offering terminates, which could be at or any time subsequent to the Expiration Time. No orders will be accepted from persons who do not have Subscription Rights in the Subscription Offering unless a Community Offering is commenced.

     In the event that an Order Form is not delivered and is returned to the Bank by the United States Postal Service (or the Bank is unable to locate the addressee), is not received or is received after the Expiration Time, is defectively completed or executed, or is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed Order Form within the time period specified. The Bank may, but will not be required to, waive any irregularity on any Order Form or require the submission of a corrected Order Form or the remittance of full payment for subscribed shares by such date as the Bank may specify. The waiver of an irregularity on an Order Form in no way obligates the Bank to waive any other irregularity on that, or any irregularity on any other Order Form. Waivers will be considered on a case-by-case basis. Photocopies of Order Forms, including copies sent by facsimile, payments from private third parties, and payments made by wire transfer or electronic transfers of funds will not be accepted. The Bank's interpretation of the terms and conditions of the Plan of Conversion and of any acceptability of any Order Form will be final. The Bank has the right to investigate any irregularity on any Order Form. Persons wishing to use funds in a Bank IRA to purchase Common Stock must visit the Stock Information Center on or before December 1, 1998 in order to complete that purchase so that the necessary forms may be forwarded for execution and returned prior to the Expiration Time.

     EXECUTED ORDER FORMS ONCE RECEIVED BY THE BANK, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE BANK. The Bank has the right to extend the subscription period subject to applicable regulations, unless otherwise ordered by the OTS, or to waive or permit correction of incomplete or improperly executed Order Forms, but does not represent that it will do so.

     The amount to be remitted with an Order Form shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Complete payment must accompany all completed Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid. See "-- Purchase Price of Common Stock and Number of Shares Offered."

     Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to any office of the Bank; (ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in the Bank (other than a negotiable order of withdrawal account or other demand deposit account). Order Forms directing that payment for shares be made by authorization of withdrawal will be accepted only if, at the time the Order Forms are received, there exists sufficient funds in the account from which withdrawal is authorized to pay the full purchase price for the number of shares ordered. IN ORDER TO ENSURE PROPER IDENTIFICATION OF SUBSCRIPTION RIGHTS AND PROPER ALLOCATIONS IN THE EVENT OF AN OVERSUBSCRIPTION, IT IS THE RESPONSIBILITY OF SUBSCRIBERS TO PROVIDE CORRECT ACCOUNT VERIFICATION INFORMATION ON THE ORDER FORMS. ORDER FORMS SUBMITTED BY UNAUTHORIZED PURCHASERS OR IN AMOUNTS EXCEEDING PURCHASE LIMITATIONS WILL NOT BE HONORED.

     For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by the Bank on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the Conversion is completed or terminated.

     Interest will be paid by the Bank on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at the Bank's passbook savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by the Bank until consummation or termination of the Conversion. The Bank shall be entitled to invest all amounts paid on subscriptions for Common Stock for its own account until completion or termination of the Conversion. The Bank may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock. After amounts submitted for payment are applied to the purchase price for shares sold, they will no longer earn interest, and they will not be insured by the FDIC or any other government agency or other entity.

     The Stock Order Forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares.
Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by the Bank as payment for Common Stock) until the Conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be canceled and the remaining balance thereof will earn interest at the Bank's passbook savings rate.

     Upon completion or termination of the Conversion, the Bank will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the Conversion, and the Bank will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

DELIVERY OF STOCK CERTIFICATES

     Certificates representing Common Stock issued in the Conversion will be mailed by the Company's transfer agent to persons entitled thereto at the address of such persons appearing on the Order Forms as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced. Shares sold prior to receipt of a stock certificate are the responsibility of the purchaser. Allocations of Common Stock will be deemed final only upon stockholder receipt of the certificate representing the Common Stock.

PERSONS IN NON-QUALIFIED OR FOREIGN JURISDICTIONS

     The Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, no shares of Common Stock or

Subscription Rights under the Plan of Conversion will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or (ii) if the Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Company, the Bank or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

MARKETING ARRANGEMENTS

     The Bank has retained Trident Securities to consult with and advise the Bank and the Company and to assist the Company, on a best-efforts basis, in the marketing of shares in the Offering. Trident Securities is a broker-dealer registered with the SEC and a member of the NASD. Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident Securities will assist the Bank and the Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will assist the Company on a best-efforts basis in the marketing of the Common Stock in the Community Offering and Syndicated Community Offering; (ii) members of its staff will conduct training sessions to educate directors, officers and employees of the Bank regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to record and tabulate orders for the purchase of Common Stock and to respond to customer inquiries.

     For rendering its services, the Bank has agreed to pay Trident Securities
(a) a management fee equal to .25% of the aggregate dollar amount of Common Stock sold in the Offerings; and (b) a commission equal to 2.0% of the aggregate dollar amount of Common Stock sold in the Subscription and Community Offerings, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan of Conversion). The Bank has also agreed to pay to Selected Dealers, if any, negotiated commissions.

     The Bank has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Trident has agreed that the Bank is not required to pay its legal fees to the extent they exceed $27,500 or its other out of pocket expenses to the extent they exceed $10,000. Total fees and commissions to Trident Securities are expected to be between $241,000 and $409,000 at the minimum and 15% above the maximum, respectively, of the Estimated Valuation Range. See "PRO FORMA DATA" in the Prospectus for the assumptions used to determine these estimates.

     Sales of Common Stock will be made primarily through registered representatives affiliated with Trident Securities or by Selected Dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Company and the Bank may participate in the solicitation of offers to purchase Common Stock. Other employees of the Bank may participate in the Offering in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the Order Forms. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. A Stock Information Center has been established in the Bank's office, in an area separate from the Bank's banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center. Stock orders will be accepted at the Bank's office and will be promptly forwarded to the Stock Information Center for processing. Sales of Common Stock by registered representatives will be made from the Stock Information Center.
In addition, the Bank may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties.
An employee of the Bank will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters. Subject to applicable state law, the Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time the Bank employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement should not be construed by purchasers of Common Stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this Prospectus.

MINIMUM AND MAXIMUM PURCHASE LIMITATIONS

     The Plan of Conversion provides for certain limitations to be placed upon the purchase of Common Stock by eligible subscribers and others in the Conversion. Each subscriber must subscribe for a minimum of 50 shares. With the exception of the ESOP, which is expected to subscribe for 8% of the shares of Common Stock issued in the Conversion, the Plan of Conversion provides that no person (including all persons on a joint account), either alone or together with associates of or persons acting in concert with such person, may purchase in the Conversion shares of Common Stock with an aggregate purchase price of more than $600,000 (subject to certain exceptions). For purposes of the Plan of Conversion, the directors of the Bank and of the Company are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each Subscription Rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

     The Bank's and the Company's Boards of Directors may, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of Common Stock sold in the Conversion, provided that orders for shares which exceed 5% of the shares of Common Stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion. The Bank and the Company do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the maximum purchase limitation, persons who subscribed for the maximum number of shares of Common Stock will be, and other large subscribers in the discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority Subscription Rights.

     The Plan of Conversion further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

     (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank, the Company or any parent or subsidiary of the Bank or of the Company;

     (ii) any corporation or organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank or the Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

     (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, excluding any tax-qualified employee stock benefit plans.

     For purposes of the foregoing limitations, (i) directors and officers of the Bank or the Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

     For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or interdependent conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. THE COMPANY AND THE BANK WILL PRESUME THAT CERTAIN PERSONS ARE ACTING IN CONCERT BASED UPON, AMONG OTHER THINGS, JOINT ACCOUNT RELATIONSHIPS, ACCOUNTS WITH THE SAME ADDRESS AND THE FACT THAT SUCH PERSONS HAVE FILED JOINT SCHEDULES 13D WITH THE SEC WITH RESPECT TO OTHER COMPANIES.

APPROVAL, INTERPRETATION, AMENDMENT AND TERMINATION

     Under the Plan of Conversion, the OTS's approval thereof, and applicable OTS conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of the Bank at the Special Meeting; (ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Estimated Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the OTS, and (iii) receipt by the Company and the Bank of favorable opinions of counsel or other tax advisor as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences."

     If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, the Bank will continue to operate as federally-chartered mutual savings bank, all subscription funds will be promptly returned with interest at the Bank's passbook savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, the Company would not acquire control of the Bank.

     All interpretations by the Bank and the Company of the Plan of Conversion and of the Order Forms and related materials for the Subscription and Community Offering will be final, subject to the authority of the OTS. The Bank and the Company may reject Order Forms that are not properly completed. However, the Company and the Bank retain the right, but will not be required, to waive irregularities in submitted Order Forms or to require the submission of corrected Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan of Conversion may be substantively amended by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of the Bank's Board of Directors with the concurrence of the OTS. If the Bank determines upon the advice of counsel and after consultation with the OTS that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the OTS, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by a two-thirds vote of the Bank's Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of the Bank's Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the Members at the Special Meeting. The Plan of Conversion terminates automatically 24 months after the Special Meeting.

CERTAIN RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS; FALSE OR MISLEADING ORDER FORMS

     THE SUBSCRIPTION RIGHTS GRANTED UNDER THE PLAN OF CONVERSION ARE NON-TRANSFERABLE. SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE ISSUED AND ONLY FOR HIS OR HER OWN ACCOUNT. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own accounts within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares.

     The Bank reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription Rights. The nature and extent of such investigation will be at the Bank's sole discretion and the Bank may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy the Bank that its Plan of Conversion and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases the Bank reserves the right to seek legal advice from the OTS as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

     The Plan of Conversion provides that, if the Bank's Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her Order Forms or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan of Conversion or (iii) fails to cooperate with attempts by the Bank or the Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber.

RESTRICTIONS ON REPURCHASE OF STOCK

     Except as permitted by applicable regulations, for a period of three years following Conversion, the Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Company may not repurchase any of its stock (i) if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS capital distribution rule.

     The above limitations are subject to the OTS conversion rules which generally provide that the Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Bank to become undercapitalized, and (iv) the Company provides notice to the OTS at least ten days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Company in the event applicable federal regulatory limitations are subsequently liberalized.


              STOCK PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as to the approximate purchase of Common Stock by each director and executive officer of the Bank, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement with respect to such intended purchases, and, therefore, actual purchases could be more or less than indicated below. Directors and officers of the Bank and their associates may not purchase in excess of 32% of the shares sold in the Conversion. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories. Directors, officers and employees will pay the same price -- $10.00 -- for the shares for which they subscribe as the price that will be paid by all other subscribers.



                                                                      ANTICIPATED
                                                  ANTICIPATED           NUMBER        PERCENT OF SHARES    PERCENT OF SHARES
                                                    AMOUNT            OF SHARES        AT MINIMUM OF        AT MAXIMUM OF
                                                  TO BE PAID            TO BE            ESTIMATED            ESTIMATED
NAME                                              FOR SHARES/(1)/     PURCHASED       VALUATION RANGE      VALUATION RANGE
----                                              ----------          ---------       ---------------      ---------------

Ronald E. Bostian                                $  600,000             60,000               4.15%              3.07%
Chairman, CEO, and President

Harold C. Earnhardt                                 420,000             42,000               2.91%              2.15%
Vice Chairman

Malcolm B. Blankenship, Jr.                         390,000             39,000               2.70%              1.99%
Director

James W. Duke                                       270,000             27,000               1.87%              1.38%
Director

K.V. Epting, Jr.                                    105,000             10,500               0.73%              0.54%
Director

Gordon P. Hurley                                    600,000             60,000               4.15%              3.07%
Director

Bobby A. Lomax                                      180,000             18,000               1.24%              0.92%
Director

Jeffrey C. Chisholm                                 600,000             60,000               4.15%              3.07%
Senior Vice President/
 Chief Lending Officer

Dianne E. Hawkins                                   105,000             10,500               0.73%              0.54%
Vice President, Treasurer and Controller         ----------            -------              -----              -----

       Total                                     $3,270,000            327,000              22.63%             16.73%
                                                 ==========            =======              =====              =====

_______________
(1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. It is expected that the ESOP will acquire 8% of the shares issued in the Conversion. Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of the Bank) will have voting control over unallocated shares. See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan." Also, grants under the proposed MRP and shares subject to option under the Option Plan, if approved by the stockholders of the Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. Under the proposed MRP, if approved by the stockholders of the Company, a number of shares equal to 4% of the shares issued in the Conversion are expected to be issued to directors and certain employees of the Bank. Such shares could be purchased in the open market at any time following approval of the MRP by the Company's stockholders or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested.
     See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan."

Without the prior written consent of the OTS, shares of Common Stock purchased by directors or executive officers of the Bank in the Conversion cannot be sold during a period of one year following the Conversion, except (i) upon death of the director or executive officer or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

     In addition, the OTS conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC unless the prior written approval of the OTS is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of the Bank or the Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the short-swing trading and other rules promulgated pursuant to the Exchange Act.

                      BENEFITS TO DIRECTORS AND EMPLOYEES

     In connection with this Conversion, certain benefits will be provided to directors, officers and employees of the Bank.

     Employment Agreement. In connection with the Conversion, the Bank will enter into an employment agreement with Ronald E. Bostian, President and Chief Executive Officer, in order to establish his duties and compensation and to provide for his continued employment with the Bank. The agreement will provide for an initial annual base salary of $147,528 and for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, each agreement may be extended for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors. The agreements also provide that the base salary shall be reviewed by the Board of Directors not less often than annually. In addition, the employment agreement provides for possible profitability and discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by the Bank or the Company for employees of the Bank, as well as fringe benefits normally associated with the employee's office. The employment agreement provides that Mr. Bostian may be terminated by the Bank for cause, as defined in the agreement, and that they may otherwise be terminated by the Bank (subject to vested rights) or by the employee. In the event of a change in control (as defined below) in lieu of continuing to be entitled to receive a profitability bonus, Mr. Bostian's base salary shall be adjusted to include an amount equal to the average of the two previous years' annual profitability bonus and such adjusted base salary shall be increased by a minimum of 6% annually.

     The employment agreement provides that in the event of a change in control of the Bank or the Company, the acquiror shall be bound by the terms of the employment agreement for a period of three years beginning on the date of the change in control and during such time the nature of Mr. Bostian's compensation, duties or benefits cannot be diminished except as set forth in the agreement. For purposes of the employment agreement, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Company or the Bank, or acquires in any manner control of the election of a majority of the directors of either the Company or the Bank, (ii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Company nor the Bank is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to, or are acquired by, any other entity or group. The agreement also provides that, in the event of the employee's death following a change in control, the remaining payments to be made under the agreement will be made to the employee's beneficiary or the beneficiary's estate. See "MANAGEMENT OF THE BANK - Employment Agreement" in the Prospectus.

     Severance Plan. In connection with the Conversion, the Bank's Board of Directors plans to adopt a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" (as defined in the Severance Plan) of the Bank or the Company and (i) the Bank or any successor of the Bank terminates the employment of any full time employee of the Bank in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance Plan), or (ii) an employee terminates his or her employment with the Bank or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location more than 40 miles distant from the employee's primary work location within 24 months after a change in control, the employee shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as a Bank employee or
(b) the amount of one month's salary at the employee's salary rate at the time of termination. Any officer of the Bank who, at the time of a "change in control,"is a party to an employment agreement is not covered by the Severance Plan. See "MANAGEMENT OF THE BANK - Severance Plan" in the Prospectus.

     ESOP. The Bank has established the ESOP for its eligible employees. The ESOP will become effective upon the Conversion. Employees with one year of service with the Bank who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Company and use the funds to purchase up to 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 115,600 and 156,400 shares assuming the issuance of between 1,445,000 and 1,955,000 shares. Shares sold above the maximum of the Estimated Valuation Range (1,955,000 shares) may be sold to the ESOP to fill its subscription or the ESOP may purchase some or all of the shares covered by its subscription after the Conversion in the open market.

     Collateral for the Company's loan to the ESOP will be the Common Stock purchased by the ESOP. It is expected that the loan will be repaid principally from the Bank's discretionary contributions to the ESOP within ten years. Regular cash dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. It is anticipated that the interest rate for the loan will be a commercially reasonable rate at the time of the loan inception. The loan will not be guaranteed by the Bank. Shares purchased by the ESOP and pledged as security for the loan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service prior to the Conversion. Benefits are payable upon death or disability. The Bank's contributions to the ESOP are not fixed, so benefits payable and corresponding expenses under the ESOP cannot be determined although benefits payable and corresponding expenses have been estimated in preparing the pro forma computations set forth in this Prospectus. See "PRO FORMA DATA" in the Prospectus.

     In connection with the establishment of the ESOP, the Company will establish a committee of the Board of Directors to administer the ESOP.
Trustees for the ESOP will also be appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees shall instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of ERISA.

     The ESOP may be considered an "anti-takeover" device since the ESOP may become the owner of a sufficient percentage of the total outstanding Common Stock of the Company that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover. See "RESTRICTIONS ON ACQUISITION OF THE COMPANY -- Anti-Takeover Effect of Employment Agreement and Benefit Plans" in the Prospectus.

     MRP. The Boards of Directors of the Company and the Bank intend to adopt the MRP, subject to approval of the stockholders of the Company at a meeting to be held no sooner than 12 months following the Conversion. The MRP will serve as a means of providing the directors and employees of the Bank with an ownership interest in the Company in a manner designed to recognize past service and encourage such persons to continue their service to the Bank. All directors and certain employees of the Bank would receive benefits under the MRP.

     The MRP will be administered and interpreted by a committee of the board of directors of the Bank that is composed solely of two or more "non-employee directors", as defined by the Exchange Act. The board of directors of the Bank will appoint the trustees of the trust established pursuant to the MRP (the "MRP Trust"). The trustees will have the responsibility to invest all funds contributed by the Bank to the Trust.

     At any time following approval of the MRP by the Company's stockholders, the Company and the Bank expect to contribute sufficient funds to the MRP Trust so that the MRP Trust could purchase a number of shares of Common Stock equal to 4% of the shares issued in the Conversion. Such shares would be provided by the issuance of authorized but unissued shares of Common Stock or shares purchased by the MRP Trust in the open market. Whether such shares will be purchased in the open market or newly issued by the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. Shares issued to recipients under the MRP will be restricted and subject to forfeiture as described below.

     Recipients would not be required to pay for shares issued to them under the MRP. To the extent that the MRP acquires authorized but unissued shares of Common Stock after the Conversion, the interests of existing shareholders will be diluted.

     Shares of Common Stock granted pursuant to the MRP will be in the form of restricted stock which will vest over a period of time determined by the committee. A recipient will be entitled to all voting and other stockholder rights with respect to shares which have been awarded under the MRP. However, until such shares have vested, they will be held in the MRP Trust. Such unvested shares may not be sold, pledged or otherwise disposed of. In addition, any cash dividends or stock dividends declared with respect to unvested share awards will be held by the MRP Trust for the benefit of the recipients and such dividends, including any interest thereon, will be paid out proportionately by the MRP Trust to the recipients thereof as soon as practicable after the share awards become vested. The MRP will provide that cash held by the MRP Trust pursuant to receipt of dividends, including a special dividend or return of capital, on the Common Stock held by the MRP Trust and unallocated to participants may be used to purchase additional shares of Common Stock.

     Under the terms of the MRP, if a recipient terminates employment for reasons other than death or disability, the recipient will forfeit all rights to the allocated shares which have not yet vested. All shares subject to an award held by a recipient whose employment with or service to the Company, the Bank or any subsidiary terminates due to death or disability, as defined in the MRP, shall be vested as of the recipient's last day of employment with or service to the Company, the Bank or any subsidiary and shall be distributed as soon as practicable thereafter. All shares subject to an award held by a recipient also shall be vested in the event a recipient ceases to be an employee or a director, as applicable, following a change in control of the Company, as defined in the MRP.

     If the MRP is approved by the stockholders, the Bank expects to recognize a compensation expense for the MRP awards in the amount of the fair market value of the Common Stock granted. The expense would be recognized pro rata over the years during which shares vest. The recipients of stock grants would be required to recognize ordinary income equal to the fair market value of the stock when the stock grants vest.

     Assuming the issuance of 1,955,000 shares in the Conversion and receipt of stockholder approval, 78,200 shares would be issued pursuant to the MRP and allocated as follows:



                                                              ESTIMATED NUMBER     PERCENTAGE OF TOTAL
                                                            OF RESTRICTED SHARES    RESTRICTED SHARES
RECIPIENT                         TITLE                        TO BE GRANTED             ISSUED
---------                         -----                        -------------             ------
Malcolm B. Blankenship, Jr.    Director                             7,820                 10.0%

James W. Duke                  Director                             7,820                 10.0%

Harold C. Earnhardt            Vice Chairman                        7.820                 10.0%

K. V. Epting, Jr.              Director                             7,820                 10.0%

Gordon P. Hurley               Director                             3,910                  5.0%

Bobby A. Lomax                 Director                             7,820                 10.0%

Ronald E. Bostian              Chairman,                           15,640                 20.0%
                               President, and
                               Chief Executive
                               Officer

Jeffrey C. Chisholm            Senior Vice                          9,775                 12.5%
                               President and Chief
                               Lending Officer

Dianne E. Hawkins              Vice President,                      9,775                 12.5%
                               Treasurer, and                      ------                -----
                               Controller

     Total                                                         78,200                100.0%
                                                                   ======                =====


     It is currently anticipated that 20% of the aggregate number of shares granted to directors, officers and employees will be vested on the date of grant promptly after shareholder approval of the MRP and that 20% of the aggregate number of shares granted will vest on each of the next four annual anniversary dates thereafter. The committee, in its sole and absolute discretion, may provide for an accelerated vesting schedule for directors, officers and employees who are eligible for retirement before the expiration of the anticipated four-year vesting schedule. See "MANAGEMENT OF THE BANK" -- Proposed Management Recognition Plan" in the Prospectus.

     Stock Options. The Boards of Directors of the Company and the Bank intend to adopt the Option Plan, subject to approval of the stockholders of the Company at a meeting to be held no sooner than 12 months following the Conversion. As soon as practicable following stockholder approval of the Option Plan, Common Stock in the aggregate amount equal to 10% of the shares issued in the Conversion would be reserved for future issuance by the Company upon the exercise of the stock options granted under the Option Plan. Assuming the issuance of between 1,445,000 and 1,955,000 shares in the Conversion, an aggregate of between 144,500 and 195,500 shares of Common Stock would be reserved for issuance. However, some or all of the shares issued upon the exercise of options granted under the Option Plan may be purchased in the open market at the time of exercise.

     Assuming the Option Plan is approved by the stockholders of the Company, the Option Plan would be administered by a committee of the Company's Board of Directors. Options granted under the Option Plan will have an option exercise price of not less than the fair market value of the Common Stock on the date the options are granted. Options granted under the Option Plan will have a term of ten years, will not be transferable except upon death and will continue to be exercisable upon retirement, death or disability.

     Options granted to employees under the Option Plan may be "incentive stock options" which are designed to result in beneficial tax treatment to the employee but no tax deduction to the Company or the Bank. The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes. If an optionee exercises an incentive stock option and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased ("Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an incentive stock option, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock. The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee's exercise of an incentive stock option. However, if there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid the optionee.

     Options granted to directors under the Option Plan would be "non-qualified stock options." In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with common stock, the optionee generally will not recognize any gain or loss on the common stock surrendered in payment of the exercise price. The Company would not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, the Company would recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.

     All options granted to participants under the Option Plan shall become vested and exercisable at the rate determined by the committee when making an award. Unvested options may not vest after a participant's employment with the Company, the Bank or any subsidiary is terminated for any reason other than the participant's death, disability or retirement. Unless the committee shall specifically state otherwise at the time an option is granted, all options granted to participants shall become vested and exercisable in full on the date an optionee terminates his employment with or service to the Company, the Bank or any subsidiary because of his death, disability or retirement. In addition, all stock options will become vested and exercisable in full in the event that the optionee ceases to be an executive officer, employee or director of the Bank or the Company for any reason following a change in control of the Company, as defined in the Option Plan. Options granted under the Option Plan will have a term of ten years.

     Payment for shares purchased upon the exercise of options may be made either in cash, by check, bank draft or money order or, if permitted by the committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an option) with a fair market value equal to the total option price, or a combination of the foregoing. To the extent an optionee already owns shares of Common Stock prior to the exercise of his or her option, such shares could be used (if permitted by the committee) as payment for the exercise price of the option. If the fair market value of a share of Common Stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to acquire a number of shares of Common Stock upon exercise of the option which is greater than the number of shares delivered as payment for the exercise price. Because options may be exercised in part from time to time, the ability to deliver Common Stock as payment of the exercise price could enable the optionee to turn a relatively small number of shares into a large number of shares.

     It is expected that options granted under the Option Plan will be granted in tandem with stock appreciation rights, pursuant to which optionees will have the right to surrender exercisable options in exchange for payment by the Company of an amount equal to the excess of the market value of shares of Common Stock subject to the surrendered options over the exercise price of the surrendered options. In the discretion of the committee, this payment may be made in cash or in shares of Common Stock or in some combination of cash and Common Stock. Stock appreciation rights shall terminate upon the exercise of the options to which they are attached. Stock appreciation rights will be subject to the same vesting and termination provisions as are applicable to the stock options to which they are attached.

     The Option Plan will provide that the Company's Board of Directors shall have the discretionary authority to authorize cash payments to the holders of unexercised options, both vested and unvested, equal to the amount of dividends which would have been paid on shares subject to options if the options had been exercised. No such payment may be made in connection with dividends or other distributions which result in a reduction in the option exercise price. If an optionee receives such a cash payment with respect to any unvested option, and if such option is later forfeited, the optionee must repay any cash payment made with respect to the forfeited option.

     It is currently anticipated that 25% of the aggregate number of options granted to executive officers and employees of the Company and the Bank will be vested and exercisable on the date of grant and 25% of the aggregate number of such options granted will vest and become exercisable on each of the next three annual anniversary dates thereafter. It is expected that nonqualified stock options granted to the nonemployee directors of the Company and the Bank will be immediately vested and nonforfeitable.

     Assuming the issuance of 1,955,000 shares in the Conversion and approval of the Option Plan by the stockholders of the Company, the Board of Directors of the Company and the Board of Directors of the Bank intend to grant options under the Option Plan to the persons and in the amounts set forth below:

                                                          ESTIMATED NUMBER
                                                          OF SHARES SUBJECT       PERCENTAGE OF OPTIONS
        RECIPIENT               TITLE                         TO OPTION                  ISSUED
        ---------               -----                     -----------------       ---------------------
Malcolm B. Blankenship, Jr.    Director                          5,865                    3.0%
James W. Duke                  Director                          5,865                    3.0%
Harold C. Earnhardt            Vice Chairman                     5,865                    3.0%
K. V. Epting, Jr.              Director                          5,865                    3.0%
Gordon P. Hurley               Director                          5,865                    3.0%
Bobby A. Lomax                 Director                          5,865                    3.0%
Ronald E. Bostian              Chairman,                        39,100                   20.0%
                               President, and
                               Chief Executive
                               Officer
Jeffrey C. Chisholm            Senior Vice                      19,550                   10.0%
                               President and Chief
                               Lending Officer
Dianne E. Hawkins              Vice President,                  19,550                   10.0%
                               Treasurer, and
                               Controller
Other Employees                                                 82,110                   42.0%
                                                               -------                  -----
     Total                                                     195,500                  100.0%
                                                               =======                  =====

     If the Option Plan is approved by the stockholders of the Company, the options granted to employees and directors pursuant to the Option Plan would be issued in recognition of the recipients' past service to the Bank and as an incentive for their continued performance. No cash consideration will be paid for the options. See "MANAGEMENT OF THE BANK" -- Proposed Option Plan" in the Prospectus.


                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently estimated that such net proceeds will be between $13.6 million and $18.6 million, based on the current Estimated Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the Estimated Valuation Range, it is estimated that net proceeds will be $21.4 million. See "PRO FORMA DATA" in the Prospectus for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering at $10.00 per share with funds borrowed from the Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $1,156,000 (if 1,445,000 shares are issued) to $1,564,000 (if 1,955,000 shares are issued).
See "MANAGEMENT OF THE BANK -- Employee Stock Ownership Plan" in the Prospectus.

     The Company has received conditional OTS approval to purchase all of the capital stock of the Bank to be issued in the Conversion in exchange for 50% of the net proceeds of the Offering. The Company expects to use the portion of the net proceeds it retains to make a loan to the ESOP to fund its purchase of 8% of the shares of Common Stock sold in the Conversion and to use the remainder of the net proceeds for working capital and investment purposes. The Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-earning deposits, U.S. government, federal agency and other marketable securities and mortgage-backed securities. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors.

     Net proceeds paid to the Bank will become part of the Bank's general funds and will be invested primarily in mortgage, consumer and other loans, and investments consisting primarily of interest-earning deposit balances, U.S. government and federal agency obligations and other marketable securities in accordance with the Bank's lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Remaining net proceeds paid to the Bank will be used for general corporate purposes.

     The proceeds of the Offerings will result in an increase in the Bank's net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch expansion, ATMs or otherwise. The net proceeds retained by the Company could be used to support the future expansion of operations of the Company through the opening of one or more branch offices in or near the Bank's primary market area. The Bank has no current plans to open any additional offices. Payments for shares of Common Stock of the Company made through the withdrawal of existing deposit accounts at the Bank will not result in the receipt of new funds for investment by the Bank.

     The proceeds may also be utilized by the Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to limitations contained in OTS regulations, although the Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Company's and the Bank's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to five percent of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter, other than limits on the Bank's ability to pay dividends to the Company to fund the repurchase. For a description of the restrictions on the Bank's ability to provide the Company with funds through dividends or other distributions, see "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Federal Regulation of the Bank -- "Limitation on Capital Distributions" in the Prospectus.

     The Company and the Bank have no present intention to file consolidated tax returns which will preserve for the Company the ability to use a portion of the proceeds to make a return of capital in the future. However, the Company has not made any decision to pay such a return of capital dividend. In accordance with OTS policy, the Company and the Bank will take no actions in furtherance of the payment of a return of capital, including filing a private letter ruling request with the IRS regarding the tax-free nature of a possible one time cash distribution to the Company's stockholders for a period of one year following the Conversion.

     At any time following approval of the MRP by the Company's stockholders, it is expected that the MRP may acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF THE BANK -- Proposed Management Recognition Plan" in the Prospectus. Such shares may be acquired in the open market or acquired through the Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase may be provided by the Bank from the proceeds of the Conversion. It is estimated that between 57,800 and 78,200 shares may be acquired by the MRP, assuming the issuance of between 1,445,000 and 1,955,000 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, the Bank would contribute between $578,000 and $782,000, respectively, to the MRP for this purpose.


                                DIVIDEND POLICY

     Upon Conversion, the Board of Directors of the Company anticipates paying quarterly dividends on the Common Stock, subject to statutory and regulatory requirements, at an initial quarterly rate of $0.05 per share (or an annual rate of $0.20 per share which is equal to 2% of the Purchase Price for the Common Stock in the Conversion). In addition, the Board of Directors may determine from time to time that it is prudent to pay special nonrecurring cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Company's Board of Directors will periodically review its policy concerning dividends. Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Company and the Bank, capital requirements, regulatory limitations, the Company's and the Bank's results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future.

     The sources of income to the Company initially will consist of earnings on the capital retained by the Company and dividends paid by the Bank to the Company, if any. Consequently, future declarations of cash dividends by the Company may depend upon dividend payments by the Bank to the Company, which payments are subject to various restrictions. The Bank, like all savings banks regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. See "SUPERVISION AND REGULATION -- Regulation of the Bank --Limitations on Capital Distributions" in the Prospectus. See "THE CONVERSION -- Effects of Conversion

--Liquidation Rights" in the Prospectus. Also, see "TAXATION -- Federal Income Taxation" in the Prospectus for a discussion of federal income tax provisions that may limit the ability of the Bank to pay dividends to the Company without incurring a recapture tax.

                            MARKET FOR COMMON STOCK

     The Company has never issued its Common Stock to the public. Consequently, there is no established market for the Common Stock. The Company expects the Common Stock to be quoted on the Nasdaq Small-Cap Market under the symbol "ISFC" subject to certain conditions which it believes will be met, including a minimum market capitalization and minimum number of market makers and stockholders of record. If the Common Stock does not qualify for quotation on the Nasdaq Small-Cap Market, the Company expects it to be quoted on the OTC Electronic Bulletin Board. Trident Securities is expected to make a market in the Common Stock following consummation of the Conversion and will assist the Company in seeking to encourage at least two additional market makers to establish and maintain a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Due to the amount of Common Stock to be issued in the Conversion, the Company cannot assure investors that the conditions for quotation on the Nasdaq Small-Cap Market or the OTC Electronic Bulletin Board will be satisfied.

     An active and liquid public trading market for the securities of any issuer, including the Common Stock, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Due to the size of the Company's Offering (1,700,000 shares at the midpoint of the Estimated Valuation Range), it is unlikely that a stockholder base large enough to create an active trading market will develop and be maintained. Further, even if a market develops, there can be no assurance that the shares of Common Stock offered in the Conversion can be resold at or above the purchase price after completion of the Conversion. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. The aggregate price of the Common Stock is based upon an independent appraisal of the pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the purchase price.
See "RISK FACTORS" in the Prospectus.

                           REGISTRATION REQUIREMENTS

     The Company will register its Common Stock with the SEC pursuant to Section 12 of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Company.


                     ADDITIONAL INFORMATION AND ORDER FORMS

     The Prospectus contains the following: audited consolidated financial statements of the Bank for the three fiscal years ended September 30, 1997, 1996 and 1995; unaudited consolidated financial statements of the Bank for the nine-month periods ended June 30, 1998 and 1997; capitalization of the Company and the Bank; Management's Discussion and Analysis of Financial Condition and Results of Operations; a description of the Bank's lending and savings and investment activities; information concerning compensation and other benefits of directors and officers; a description of the Common Stock; anti-takeover provisions of the Company; and additional information about the business and financial condition of the Bank. The Prospectus also contains forms (the "Stock Order Forms") for subscribing or submitting an order for the Common Stock. A copy of the Prospectus accompanies this Proxy Statement. Requests for an additional copy of the Prospectus and any questions about the Conversion or the Special Meeting, including questions about proxy voting procedures, should be directed to the Bank's Stock Information Center at Post Office Box 1829, 401 West Innes Street, Salisbury, North Carolina 28145-1829, or call (704) 638-5816.

     The Company has filed a registration statement with the SEC on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, the Prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company; the address is (http://www.sec.gov.). The statements contained in the Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of each material feature thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     The Bank has filed a Form AC Application for Approval of Conversion with the OTS. Pursuant to the OTS conversion regulations, the Prospectus and this Summary Proxy Statement omits certain information contained in such Application. The Application, which contains a copy of Ferguson's appraisal, may be inspected at the office of the OTS, 1700 G Street, N.W., Washington, D.C. 20522 and at the office of the Regional Director of the OTS at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, GA 30309. Copies of the Plan of Conversion, copies of the Company's Articles of Incorporation and Bylaws and copies of the Bank's proposed Charter and Bylaws are available for inspection at each office of the Bank and may be obtained by writing to the Bank at Post Office Box 1929, 401 West Innes Street, Salisbury, North Carolina 28145-1929,
Attention: Ronald E. Bostian, President, or by telephoning the Bank at (704) 633-2341. A copy of Ferguson's independent appraisal is also available for inspection at the Stock Information Center, 401 West Innes Street, Salisbury, North Carolina 28144-4232.


THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK. SUCH OFFERS ARE MADE ONLY BY THE PROSPECTUS.

                                    GLOSSARY


Bank                       Citizens Bank, FSB

Common Stock               The Common Stock, no par value per share, of Innes
                           Street Financial Corporation

Community Offering         Offering for sale to certain members of the general
                           public of any shares of Common Stock not subscribed for in the Subscription Offering, including the possible offering of Common Stock in a Syndicated
                           Community Offering

Company                    Innes Street Financial Corporation

Conversion                 Simultaneous conversion of the Bank to stock form,
                           the issuance of the Bank's outstanding capital stock to the Company and the Company's offer and sale of Common Stock

Eligible Account Holders   Savings account holders (including holders of all
                           types of demand deposit accounts) of the Bank, with account balances of at least $50.00 as of the close of business on December 31, 1996

ERISA Employment Retirement Income Security Act of 1974, as amended

ESOP The Citizens Bank, FSB Employee Stock Ownership Plan and Trust

Estimated Valuation Range  Estimated pro forma market value of the common stock ranging from $14,450,000 to $19,550,000. The maximum of the Estimated Valuation Range may be increased to $22,482,500 without a resolicitation of subscribers

Exchange Act               Securities Exchange Act of 1934, as amended

Expiration Time            12:00 noon, local time, on December 8, 1998

FDIC                       Federal Deposit Insurance Corporation

Federal Reserve System     The Board of Governors of the Federal Reserve System

Ferguson                   Ferguson & Company

FHLB                       Federal Home Loan Bank

IRS                        Internal Revenue Service

MRP Management Recognition Plan to be adopted no earlier than twelve months after the Conversion

NPV                        Net Portfolio Value

Offering Subscription Offering, Community Offering and Syndicated Community Offering, collectively

Option Plan                Stock Option Plan to be adopted no earlier than
                           twelve months after the Conversion

Order Form                 Form for ordering stock accompanied by a
                           certification concerning certain matters

Other Members              Savings account holders (including holders of all
                           types of demand deposit accounts) (other than Eligible Account Holders and Supplemental Eligible
                           Account Holders) and certain borrowers (borrowers whose loans were outstanding on October 30, 1998 and continue to be outstanding) who are entitled to vote at the Special Meeting due to the existence of an account or borrowing relationship, respectively, on the Voting Record Date for the Special Meeting

OTC Bulletin Board         An electronic stock data system operated by Nasdaq

OTS                        Office of Thrift Supervision

Plan of Conversion         Plan of the Bank to convert from a federal chartered
                           mutual savings bank to a federal chartered stock savings bank and the issuance of all of the Bank's outstanding capital stock to the Company and the issuance of the Company's stock to the public

Purchase Price             $10.00 per share price of the Common Stock

Qualifying Deposits        A balance of $50.00 or more in any savings account
                           (including all types of demand deposit accounts) in the Bank as of December 31, 1996 or September 30,
                           1998, as applicable; each savings account (including all types of demand deposit accounts) which is deemed to be a separate account for purposes of FDIC insurance shall be deemed to be a separate account for purposes of determining whether a qualifying deposit exists

SAIF                       Savings Association Insurance Fund of the FDIC

SEC                        Securities and Exchange Commission

Securities Act             Securities Act of 1933, as amended

Special Meeting            Special Meeting of members of the Bank on December
                           10, 1998 for the purpose of approving the Plan

Subscription Offering      Offering of non-transferable rights to subscribe for
                           the Common Stock, in order of priority, to Eligible
                           Account Holders, ESOP Supplemental Eligible Account
                           Holders, Other Members and Directors, Officers and
                           Employees

Subscription Rights        Rights to subscribe for shares of Common Stock in the
                           Subscription Offering granted to certain depositors and borrowers of the Bank, the ESOP and certain others in accordance with the Plan of Conversion.

Supplemental Eligible      Savings account holders (including holders of all
Account Holders            types of demand deposit accounts) who are not
                           Eligible Account Holders of the Bank, with account balances of at least $50.00 on September 30, 1998.

Syndicated Community       Offering of shares of Common Stock remaining after
Offering                   the Subscription Offering and undertaken prior to the
                           end and as part of the Community Offering, and which may, at the Company's and the Bank's discretion be made to the general public on a best efforts basis by a selling group of broker-dealers.

Trident Securities         Trident Securities, Inc.

Voting Record Date         The close of business on October 30, 1998, the date
                           of determining members entitled to vote at the Special Meeting.